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                                                                   EXHIBIT 10.35



July 6, 1998


Daniel A. Burgess
P. O. Box 675567
Rancho Santa Fe, CA  92067
Fax # 619/622-5556

Dear Dan:

Nanogen Incorporated ("Nanogen") is pleased to offer you the position of Vice President and Chief Financial Officer (VP/CFO) with Nanogen Inc., and the following terms encompass our offer. The effective date of this position will be as soon as possible, but not later than August 3, 1998. If you accept this offer, you will be an exempt employee reporting to me, Nanogen's CEO.

You will be located in our San Diego office, and as VP/CFO, will be responsible for directing the financial operations for Nanogen and its related entities. You will be expected to devote your full-time efforts to these responsibilities and you will be compensated at an annual base rate of $190,000 per annum payable in equal, semi-monthly increments. It is understood that you have certain responsibilities to assist in the windup of your former employer, and Nanogen agrees to make reasonable accommodation to allow you to do so.

You will be a participant in Nanogen's Executive Incentive Compensation Plan. As part of this plan, you will be eligible for a pro rata share of up to a $40,000 bonus for 1998. All bonuses are based on annual milestones which would be mutually agreed upon between you and me, and subject to Board of Directors' approval.

Upon your acceptance of this proposal, you will be entitled to purchase 150,000 shares of Nanogen common stock at fair market value, as determined by Nanogen's Board. The purchase will be made through the signing of Nanogen's current form of Stock Purchase Agreement or Stock Options Plan. Of such shares, 125,000 will vest ratably on a monthly basis over the four-year period starting on your first day of employment, except that you will not be vested in the initial 25% of such shares until your first anniversary of employment. The remaining 25,000 of such shares ("Milestone Shares") will vest in equal annual installments over six years as predetermined annual milestones are attained. Such milestones will be mutually agreed upon, subject to Board approval. If the milestones for the year have been attained, then the Milestone Shares that vest for such year thereafter shall not be subject to repurchase by Nanogen

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Dan Burgess
July 6, 1998
Page 2


at the original purchase price. If you resign during the first 12 month period of your employment, no Milestone Shares will vest. Thereafter, if you resign during the first half of a calendar year, no Milestone Shares will vest for such year. If you resign during the second half of a calendar year, you will vest in a pro rata portion of the Milestone Shares that otherwise would have vested during such year (based on attainment of the applicable milestones). Such portion shall be a fraction equal to the number of completed months of work during such year divided by 12.

You will automatically be vested in 100% of any remaining unvested shares upon the transfer or sale of all or substantially all of Nanogen's business or a merger with an unaffiliated company.

You will be eligible to participate in all Company-sponsored benefits upon your date of hire. At present, these include full medical, dental and vision insurance coverage for yourself, with the option to include your family with a minimal contribution. In addition, you will be eligible to participate in our life and long-term disability insurance as well as our 401(k) plans (non-employer contributing) and our 125 Flexible Benefits Program. A benefits summary is included for your review.

The Company also agrees to provide you with a six-month severance package, should your employment be terminated without cause. For the purpose of this letter, the phrase "termination without cause" shall mean a termination of your employment by Nanogen for any reason other than: 1) the repeated and willful failure by you to perform your reasonably assigned duties on behalf of Nanogen;
2) the repeated gross negligence by you in carrying out your duties; 3) illegal conduct by you in carrying out your duties; 4) the repeated refusal by you to comply with the reasonable and lawful instructions of the Board; or 5) repeated and willful actions by you contrary to Nanogen's best interests.

Employment with Nanogen will not be for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause and with or without notice. Any contrary representations, agreements, or promises of any kind, whether written, oral, expressed or implied which may have been made or which may be made to you are/will be superseded by this offer. We request that all Nanogen employees, to the extent possible, give advance notice if they intend to resign. If you accept the offer, the terms described in this letter will be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Nanogen's Chief Executive Officer.

As an obligation consistent with the offer of employment, you will be required to sign the enclosed Blood Consent Form, and the Proprietary Information and Inventions


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Dan Burgess
July 6, 1998
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Agreement; and on your first day of employment, to provide the Company with the legally required proof of your identity and authorization to work in the United States.

Assuming this letter is acceptable to you, please sign a copy and return it to me. This offer will terminate unless accepted by July 17, 1998. We are very excited that you will be joining Nanogen. Myself, Tina, our Board Members and employees look forward to announcing your appointment.

Sincerely yours,



Howard C. Birndorf

Enclosures


I accept this offer under the terms and conditions set forth in this letter.

/s/ Daniel D. Burgess                       July 10, 1998
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Daniel D. Burgess                              Date